Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Fourth Quarter Results

•	Total revenues of $35.2 million, compared to $40.2 million in 2022
•	Net income of $39.6 million and earnings per diluted share of $15.80, benefited by a legal settlement, compared to $2.0 million and earnings per diluted share of $0.81 for the fourth quarter of 2022
•

Adjusted net loss of $(0.9) million and adjusted loss per share of $(0.36), compared to adjusted net income of $1.8 million and adjusted earnings per diluted share of $0.75 in the fourth quarter of 2022

•	Adjusted EBITDA of $2.5 million, compared to $6.4 million in the fourth quarter of 2022

Full Year Results

•	Total revenues of $142.5 million, compared to $155.6 million in 2022
•	Net loss of $(3.2) million and a loss per share of $(1.27), compared to a net loss of $(1.1) million and a loss per share of $(0.45) in 2022
•	Adjusted net loss of $(1.3) million and adjusted loss per share of $(0.51), compared to adjusted net loss of $(0.2) million and adjusted loss per share of $(0.09) in 2022
•	Adjusted EBITDA of $11.9 million, compared to $15.1 million in 2022
•	Free cash flow after distributions to non-controlling interest of $2.6 million, an increase of $4.7 million compared to 2022

HOUSTON, March 7, 2024 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2023.

Financial Review

Fourth Quarter 2023 Financial Results

Total revenues were $35.2 million for the quarter ended December 31, 2023,  a decrease of 12% compared to the fourth quarter of 2022.  This decrease reflects lower U.S. and international product sales and services revenues and lower Canadian services revenues, partially offset by an increase in Canadian product sales. These results were impacted by lower activity levels in 2023 compared to the prior year. The average rig counts in Canada and the United States decreased in the fourth quarter of 2023 by 4% and 21%, respectively, compared to the same period in 2022. Sales of our products in the United States continue to be affected by lower natural gas prices, which had a negative impact on customer activity levels, and sales in Canada were primarily impacted by the commodity price volatility and continuing effect of the Canadian wildfires in 2023.

Compared to the third quarter of 2023, total revenues decreased by 8%,  with a decrease in revenue in Canada of 11%, reflecting the expected decline in the fourth quarter as customers reduced activity for the winter holidays, as well as a decrease of 45% in international markets for which individual orders can be larger and less frequent, partially offset by an increase of 14% in the United States, supported by increased sales of sliding sleeves and composite plugs.

Gross profit was $12.3 million, or a gross margin of  35%, for the fourth quarter of 2023, compared to $15.6 million, or 39%, for the fourth quarter of 2022. Gross margin was lower primarily due to lower product sales volumes and lower services activity impacted by a general decrease in industry activity.  Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization (DD&A), was $12.9 million, or an Adjusted gross margin of 37%, for the fourth quarter of 2023, compared to $16.1 million, or 40%, for the fourth quarter of 2022.

Selling, general and administrative (SG&A) expenses totaled $13.2 million, remaining flat to one year ago. Other income was $0.4 million for the fourth quarter of 2023 as compared to $1.4 million for the fourth quarter of 2022. This decrease was largely due to a $0.7 million write-off of an internally developed asset in December 2023.

During the fourth quarter of 2023 we reversed our previously recorded $40.8 million provision for litigation, net of recoveries, as our legal matter in Texas was settled by us, our insurance company and the plaintiff, with no cash payment to be made by the Company.

Net income was $39.6 million, or $15.80 per diluted share, for the quarter ended December 31, 2023, benefitted by such settlement, compared to net income of $2.0 million, or $0.81 per diluted share for the quarter ended December 31, 2022.  Our adjusted net loss for the quarter was $(0.9) million, or $(0.36) per share, which adjusts primarily for the litigation provision, net of recoveries, as noted above, compared to adjusted net income of $1.8 million, or $0.75 per diluted share, for the same quarter in 2022.

Adjusted EBITDA was $2.5 million for the quarter ended December 31, 2023, a decrease of $3.9 million compared to the same period a year ago. This decrease is primarily the result of lower revenues compared to the fourth quarter of 2022.

Full Year 2023 Financial Results

For the year ended December 31, 2023,  total revenues were $142.5 million, a decrease of $13.2 million, or 8% compared to the year ended December 31, 2022.  This decrease reflected lower U.S. product sales as well as a decrease in U.S., Canadian and international services activity, partially offset by increases in Canadian and international product sales. Gross profit was $53.4 million, or a gross margin of 37%, for the year ended December 31, 2023, compared to $58.4 million, or 38%, in 2022. Adjusted gross profit was $55.6 million, or an Adjusted gross margin of 39%, for the full year 2023, compared to $60.4 million, or 39%, in 2022.

Net loss was $(3.2) million for the year ended December 31, 2023 compared to a net loss of $(1.1) million for the year ended December 31, 2022. Adjusted net loss was $(1.3) million for the year ended December 31, 2023 compared to adjusted net loss of $(0.2) million for the year ended December 31, 2022. Adjusted EBITDA was $11.9 million for the year ended December 31, 2023, a decrease of $3.2 million, compared to the year ended December 31, 2022.

Cash flows from operating activities for the year ended December 31, 2023 was $4.8 million, a  $6.2 million improvement compared to a use of cash of $(1.4) million for the year ended December 31, 2022. Free cash flow after distributions to non-controlling interest for 2023 was $2.6 million compared to a use of cash of $(2.1) million for 2022. The overall increase in net cash flows was primarily attributed to a smaller increase in net working capital in 2023 as compared to 2022, offset by a higher net loss.

Liquidity and Capital Expenditures

As of December 31, 2023, NCS had $16.7 million in cash and $8.2 million in total debt, and an available borrowing base from our undrawn asset-based revolving credit facility (“ABL Facility”) of $16.4 million. Our working capital, defined as current assets minus current liabilities, was $71.2 million and $70.0 million as of December 31, 2023 and 2022, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $1.7 million and $0.7 million for the years ended December 31, 2023 and 2022, respectively.

Legal Matters

In regards to the previously disclosed legal matter in Texas, in December 2023, NCS, the plaintiff and the insurance carrier settled the matter where the insurance carrier agreed to pay the mutually-agreed settlement amounts to the plaintiff in settlement of all liabilities, resulting in no cash payments by NCS. Consequently, we reversed our previously recorded litigation provision of $40.8 million during the fourth quarter of 2023.  Remaining on our balance sheet at December 31, 2023, is a receivable and corresponding accrual for legal contingency that reflects the portion of the settlement that had yet to be paid by the insurance carrier as of year-end. The insurance carrier paid the agreed amount to the plaintiff in January 2024 and, as a result, we expect to reverse both balances during the first quarter of 2024.

In regards to the previously disclosed patent infringement case in Canada, the parties attended a mediation meeting in late February 2024.  While no agreement has yet been reached, the parties have expressed interest in continuing with the settlement discussions. If we are unable to reach a settlement with our counterparty, the appeals process could take over a year and could result in a new trial or further appeals, which may not conclude for several years thereafter. Also, in the fourth quarter of 2023, NCS paid approximately $1.8 million in costs and disbursements granted by the judge, which we believe that applicable law supports strong grounds to appeal the decision by the court as well as to reduce the costs award significantly.

For a more detailed description of these matters, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “The fourth quarter concluded a challenging year for NCS and our industry, as customer activity levels declined throughout the year in the U.S. and with Canadian customer activity in the second half of 2023 declining as compared to the same period in 2022.

Our full year 2023 revenue of $142.5 million decreased compared to 2022 by $13.2 million, or 8%, with revenue declines of 3%, 18% and 23% in Canada, the U.S. and in international markets, respectively. Despite the lower overall revenue, we made significant progress in certain areas, including growing our revenue and customer base for PurpleSeal composite frac plugs in Canada. We added a new customer for fracturing systems in the North Sea during the year and have made significant strides in qualifying our tracer diagnostics service line to enter additional markets outside of North America in 2023 and 2024. We have also focused on being better aligned with certain larger customers, including large independents, international oil companies and national oil companies.

We were able to maintain our Adjusted gross margin percentage at 39% of revenue in 2023, despite the year-over-year reduction in revenue. Similarly, we reduced our SG&A expense by $1.8 million in 2023, as compared to 2022. This highlights the meaningful and proactive steps taken to streamline our operations and reduce our costs during the year, which should continue to provide benefits in the years ahead. Our resulting Adjusted EBITDA of $11.9 million for 2023 compares to Adjusted EBITDA of $15.1 million in 2022.

We generated free cash flow, after distributions to non-controlling interest, of $2.6 million, a year-over-year improvement of $4.7 million, despite a further year-over-year investment in net working capital of $1.0 million. We continue to maintain a strong balance sheet and liquidity position, ending 2023 with $16.7 million in cash and an undrawn ABL facility with a borrowing base of approximately $16.4 million.

As we previously announced, I am pleased we were able to settle the Texas Matter with our insurance carrier and the plaintiff during the fourth quarter. This settlement had no resulting cash impact to NCS, as we had anticipated.

Looking ahead to 2024, based on current industry reports and announced capital budgets, we believe the average drilling and completion industry activity in Canada will be flat or slightly lower compared to 2023, and activity in the United States will decline on average by 5% to 10% compared to 2023, although we expect U.S. activity to increase compared to December 2023 levels as the year progresses. We currently expect international industry activity to improve on average between 5% to 10% in 2024.

We believe the value that we bring to our customers across our product and service portfolio, together with continued product and service innovation, positions us to outperform these modest changes in drilling and completion activity and improve our revenue in 2024 over 2023, especially in the U.S and in international markets.

The improvement we anticipate will be driven in part by our increasing customer base in the North Sea for work in 2024, a multiple-pad tracer diagnostics project with a leading regional national oil company in the Middle East, and increased sales at Repeat Precision, driven in part by an increase in activity with an operator in the Permian Basin following an extensive technical evaluation of several composite plug providers.

As we look to 2024, we will be focused on capitalizing on these near-term opportunities and acting to ensure long-term success in alignment with our core strategies of: i) building upon our leading market positions; ii) capitalizing on international and offshore opportunities; and iii) commercializing innovative solutions to complex customer challenges.

I am excited for 2024 and want to express my thanks to our team at NCS and at Repeat Precision. I appreciate the hard work and dedication of our outstanding people, who came together to face the unexpected challenges encountered during 2023. We have the right team, the right technology, and the right strategies in place to deliver extraordinary outcomes to our customers, drive innovation in the industry and to create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2023 results and updated guidance on Friday,  March 8, 2024 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, Argentina and China. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Exhibit 99.1

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; impairment in the carrying value of long-lived assets including goodwill; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; change in trade policy, including the impact of tariffs; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition; our inability to protect and maintain critical intellectual property assets or losses and liabilities from adverse decisions in intellectual property disputes;  loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting;  restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$24,298	$26,310	$100,447	$105,859
Services	10,949	13,876	42,024	49,773
Total revenues	35,247	40,186	142,471	155,632
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	16,297	16,502	64,242	68,412
Cost of services, exclusive of depreciation and amortization expense shown below	6,062	7,606	22,626	26,816
Total cost of sales, exclusive of depreciation and amortization expense shown below	22,359	24,108	86,868	95,228
Selling, general and administrative expenses	13,221	13,190	56,518	58,338
Depreciation	1,055	908	3,947	3,650
Amortization	167	167	669	669
(Loss) income from operations	(1,555)	1,813	(5,531)	(2,253)
Other income (expense)
Interest expense, net	(139)	(221)	(586)	(1,015)
Provision for litigation, net of recoveries	40,696	—	(1,802)	—
Other income, net	361	1,394	4,114	2,950
Foreign currency exchange gain (loss)	541	279	462	(283)
Total other income	41,459	1,452	2,188	1,652
Income (loss) before income tax	39,904	3,265	(3,343)	(601)
Income tax expense (benefit)	55	974	(232)	351
Net income (loss)	39,849	2,291	(3,111)	(952)
Net income attributable to non-controlling interest	210	312	42	150
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$39,639	$1,979	$(3,153)	$(1,102)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$15.96	$0.81	$(1.27)	$(0.45)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$15.80	$0.81	$(1.27)	$(0.45)
Weighted average common shares outstanding
Basic	2,484	2,439	2,473	2,432
Diluted	2,509	2,452	2,473	2,432

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

	December 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$16,720	$16,234
Accounts receivable—trade, net	23,981	27,846
Inventories, net	41,612	37,042
Prepaid expenses and other current assets	1,862	2,815
Other current receivables	4,042	3,726
Insurance receivable	15,000	—
Total current assets	103,217	87,663
Noncurrent assets
Property and equipment, net	23,336	23,316
Goodwill	15,222	15,222
Identifiable intangibles, net	4,407	5,076
Operating lease assets	4,847	4,515
Deposits and other assets	937	2,761
Deferred income taxes, net	66	46
Total noncurrent assets	48,815	50,936
Total assets	$152,032	$138,599
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$6,227	$7,549
Accrued expenses	3,702	4,391
Income taxes payable	364	468
Operating lease liabilities	1,583	1,274
Accrual for legal contingencies	15,000	—
Current maturities of long-term debt	1,812	1,489
Other current liabilities	3,370	2,522
Total current liabilities	32,058	17,693
Noncurrent liabilities
Long-term debt, less current maturities	6,344	6,437
Operating lease liabilities, long-term	3,775	3,680
Other long-term liabilities	213	1,328
Deferred income taxes, net	249	199
Total noncurrent liabilities	10,581	11,644
Total liabilities	42,639	29,337
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at	—	—
December 31, 2023 and December 31, 2022
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,482,796 shares issued and 2,443,744 shares outstanding at December 31, 2023 and 2,434,809 shares issued
and 2,408,474 shares outstanding at December 31, 2022	25	24
Additional paid-in capital	444,638	440,475
Accumulated other comprehensive loss	(85,752)	(85,617)
Retained deficit	(265,617)	(262,464)
Treasury stock, at cost; 39,052 shares at December 31, 2023 and 26,335 shares
at December 31, 2022	(1,676)	(1,389)
Total stockholders’ equity	91,618	91,029
Non-controlling interest	17,775	18,233
Total equity	109,393	109,262
Total liabilities and stockholders' equity	$152,032	$138,599

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2023	2022
	(Unaudited)
Cash flows from operating activities
Net loss	$(3,111)	$(952)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,616	4,319
Amortization of deferred loan cost	204	231
Write-off of deferred loan costs	—	196
Share-based compensation	5,365	6,039
Provision for inventory obsolescence	1,235	2,542
Deferred income tax expense	152	266
Loss (gain) on sale of property and equipment	258	(361)
Provision for (recovery of) credit losses	162	(61)
Proceeds from note receivable	546	590
Changes in operating assets and liabilities:
Accounts receivable—trade	4,541	(4,860)
Inventories, net	(5,758)	(7,678)
Prepaid expenses and other assets	2,563	1,347
Accounts payable—trade	(2,583)	1,224
Accrued expenses	(649)	(1,777)
Other liabilities	(2,558)	(2,852)
Income taxes receivable/payable	(209)	364
Net cash provided by (used in) operating activities	4,774	(1,423)
Cash flows from investing activities
Purchases of property and equipment	(1,882)	(1,035)
Purchase and development of software and technology	(310)	(96)
Proceeds from sales of property and equipment	509	433
Net cash used in investing activities	(1,683)	(698)
Cash flows from financing activities
Payments on finance leases	(1,598)	(1,463)
Line of credit borrowings	11,702	11,780
Payments of line of credit borrowings	(11,758)	(11,724)
Treasury shares withheld	(287)	(383)
Distribution to non-controlling interest	(500)	—
Payment of deferred loan cost related to ABL facility	—	(952)
Net cash used in financing activities	(2,441)	(2,742)
Effect of exchange rate changes on cash and cash equivalents	(164)	(1,071)
Net change in cash and cash equivalents	486	(5,934)
Cash and cash equivalents beginning of period	16,234	22,168
Cash and cash equivalents end of period	$16,720	$16,234
Supplemental cash flow information
Cash paid for interest (net of interest received and amounts capitalized)	$377	$557
Cash paid for income taxes (net of refunds)	(144)	(303)
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	1,972	1,788
Assets obtained in exchange for new operating lease liabilities	1,780	1,450

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
United States
Product sales	$6,411	$9,458	$26,613	$34,009
Services	2,695	4,057	11,206	12,228
Total United States	9,106	13,515	37,819	46,237
Canada
Product sales	17,884	16,721	71,946	71,176
Services	7,087	8,014	26,161	29,695
Total Canada	24,971	24,735	98,107	100,871
Other Countries
Product sales	3	131	1,888	674
Services	1,167	1,805	4,657	7,850
Total other countries	1,170	1,936	6,545	8,524
Total
Product sales	24,298	26,310	100,447	105,859
Services	10,949	13,876	42,024	49,773
Total revenues	$35,247	$40,186	$142,471	$155,632

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income (loss) from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income (loss) from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period to evaluate our performance relative to other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investment in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	December 31,	December 31,
	2023	2022
Working capital	$71,159	$69,970
Cash and cash equivalents	(16,720)	(16,234)
Current maturities of long-term debt	1,812	1,489
Net working capital	$56,251	$55,225

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted Gross Profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted Gross Margin represents Adjusted Gross Profit as a percentage of total revenues.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Total revenues	$35,247	$40,186	$142,471	$155,632
Total cost of sales, exclusive of depreciation and amortization expense	22,359	24,108	86,868	95,228
Total depreciation and amortization associated with cost of sales	604	490	2,205	1,972
Gross Profit	$12,284	$15,588	$53,398	$58,432
Gross Margin	34.9%	38.8%	37.5%	37.5%
Exclude total depreciation and amortization associated with cost of sales	(604)	(490)	(2,205)	(1,972)
Adjusted Gross Profit	$12,888	$16,078	$55,603	$60,404
Adjusted Gross Margin	36.6%	40.0%	39.0%	38.8%

ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE

Adjusted Net Income (Loss) is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Earnings (Loss) per Diluted Share is defined as Adjusted Net Income (Loss) divided by our diluted weighted average common shares outstanding during the relevant period.

___

	Three Months Ended				Year Ended
	December 31, 2023		December 31, 2022		December 31, 2023		December 31, 2022
	Effect on Net Income (Loss)	Impact on Diluted Earnings (Loss) Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$39,639	$15.80	$1,979	$0.81	$(3,153)	$(1.27)	$(1,102)	$(0.45)
Adjustments
Provision for litigation, net of recoveries (a)	(40,696)	(16.22)	—	—	1,802	0.73	—	—
Write-off of constructed asset (b)	652	0.26	—	—	652	0.26	—	—
Realized and unrealized foreign currency (gain) loss (c)	(546)	(0.22)	(197)	(0.08)	(414)	(0.17)	365	0.15
Write-off of deferred loan costs (d)	—	—	—	—	—	—	196	0.08
Income tax impact from adjustments (e)	57	0.02	59	0.02	(141)	(0.06)	327	0.13
Adjusted net (loss) income attributable to NCS Multistage Holdings, Inc.	$(894)	$(0.36)	$1,841	$0.75	$(1,254)	$(0.51)	$(214)	$(0.09)

__________________

(a)	Represents litigation provision associated with certain litigation matters, which is primarily related to legal matters in Texas and Canada, described under “Legal Matters” above.
(b)	Represents write-off of a constructed asset which was deemed to have no further service potential in December 2023.
(c)

Represents realized and unrealized foreign currency exchange gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(d)	Represents deferred loan costs of $0.2 million expensed during the second quarter of 2022 associated with the prior credit facility replaced in May 2022.
(e)	Represents income tax impacts based on applicable effective tax rates. The 2022 amounts were changed from prior presentation to exclude the effect of valuation allowance adjustments.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that management believes do not reflect our ongoing operating performance,  legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

_

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income (loss)	$39,849	$2,291	$(3,111)	$(952)
Income tax expense (benefit)	55	974	(232)	351
Interest expense, net	139	221	586	1,015
Depreciation	1,055	908	3,947	3,650
Amortization	167	167	669	669
EBITDA	41,265	4,561	1,859	4,733
Provision for litigation, net of recoveries (a)	(40,696)	—	1,802	—
Write-off of constructed asset (b)	652	—	652	—
Share-based compensation (c)	879	953	4,164	3,453
Professional fees (d)	262	846	1,548	5,665
Foreign currency (gain) loss (e)	(541)	(279)	(462)	283
Severance and other termination benefits (f)	465	—	1,445	—
Other (g)	243	317	941	976
Adjusted EBITDA	$2,529	$6,398	$11,949	$15,110
Adjusted EBITDA Margin	7%	16%	8%	10%
Adjusted EBITDA Less Share-Based Compensation	$1,650	$5,445	$7,785	$11,657

___________________

(a)	Represents litigation provision associated with certain litigation matters, which is primarily related to legal matters in Texas and Canada, described under “Legal Matters” above.
(b)	Represents write-off of a constructed asset which was deemed to have no further service potential in December 2023.
(c)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(d)

Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above.

(e)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(f)

Represents certain expenses associated with consolidations of our tracer diagnostics business operations and Repeat Precision’s manufacturing operations in Mexico, restructuring of certain U.S. and international operations management and support functions, and the departure of a former executive officer.

(g)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Year Ended December 31,
	2023	2022
Net cash provided by (used in) operating activities	$4,774	$(1,423)
Purchases of property and equipment	(1,882)	(1,035)
Purchase and development of software and technology	(310)	(96)
Proceeds from sales of property and equipment	509	433
Free cash flow	$3,091	$(2,121)
Distributions to non-controlling interest	(500)	—
Free cash flow less distributions to non-controlling interest	$2,591	$(2,121)